As filed with the Securities and Exchange Commission on October 14, 2016

Registration No. 333-213775

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HELIOS AND MATHESON ANALYTICS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7380	13-3169913
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Empire State Building, 350 Fifth Avenue

New York, New York 10118

(212) 979-8228

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Pat Krishnan

Chief Executive Officer

Helios and Matheson Analytics Inc.

Empire State Building, 350 Fifth Avenue

New York, New York 10118

(212) 979-8228

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Kevin Friedmann, Esq.

Mitchell Silberberg & Knupp LLP

11377 West Olympic Boulevard

Los Angeles, California 90064

(310) 312-3106

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common Stock, $0.01 par value	1,432,410(2)	$8.23	$11,788,734	$1,187.13

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional number of shares of common stock that may become issuable as a result of any stock splits, stock dividends, or other similar transactions.

(2) Represents shares issuable upon conversion of the Senior Secured Convertible Notes of Helios and Matheson Analytics Inc. issued to the selling security holder on September 7, 2016.

(3) Estimated solely for the purpose of computing the registration fee. The proposed maximum offering price per share and maximum aggregate offering price for the shares being registered hereby are calculated in accordance with Rule 457(c) under the Securities Act using the average of the high and low sales price per share of our common stock on September 20, 2016, as reported on the Nasdaq Capital Market.

(4) The registration fee was paid on September 23, 2016.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 14, 2016

PROSPECTUS

1,432,410 shares of common stock

This prospectus relates to the resale by the selling security holder of up to 1,432,410 shares of our common stock, $0.01 par value per share, issuable to the selling security holder upon conversion of principal and interest under the Senior Secured Convertible Notes, in the aggregate principal amount of $4,301,075 accruing interest at the rate of 6% per annum, issued to the selling security holder on September 7, 2016 (the “Convertible Notes”).

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling security holder.

The selling security holder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling security holder may sell the shares of common stock being registered.

We will pay the expenses incurred in registering the shares, including legal and accounting fees.

Our common stock is listed on the Nasdaq Capital Market under the symbol “HMNY.” On October 13, 2016, the closing price of our common stock as reported by the Nasdaq Capital Market was $7.49 per share.

An investment in our common stock involves a high degree of risk. See “Risk Factors” on page 8 of this prospectus for more information on these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                               , 2016.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward-looking statements in this prospectus include, without limitation, statements related to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion; (ii) our plans and results of operations will be affected by our ability to manage competition; and (iii) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission, or SEC. Important factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, but are not limited to,

●

our ability to consummate the transactions contemplated by the Agreement and Plan of Merger, dated as of July 7, 2016, as amended, among us, our subsidiary Zone Acquisition Inc. and Zone Technologies, Inc.;

●	our capital requirements and whether or not we will be able to raise capital when we need it;

●	changes in local, state or federal regulations that will adversely affect our business;

●	our ability to retain our existing clients and market and sell our services to new clients;

●	whether we will continue to receive the services of certain officers and directors;

●	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

●

our ability to effectively react to other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission, such as fluctuation of quarterly financial results, reliance on third party consultants, litigation or other proceedings and stock price volatility; and

●	other uncertainties, all of which are difficult to predict and many of which are beyond our control.

In some cases, you can identify forward-looking statements by terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘intends,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ ‘‘potential,’’ or ‘‘continue’’ or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to publicly update or review any forward-looking statement.

In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “our company”, “the Company” or “Helios” refer to Helios and Matheson Analytics Inc. and its subsidiaries.

OUR BUSINESS

This is only a summary and may not contain all the information that is important to you. You should carefully read this prospectus and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information”.

About Helios and Matheson Analytics Inc.

Since 1983, we have provided high quality IT services and solutions to Fortune 1000 companies and other large organizations.

Rapid technological advances and the wide acceptance and use of the Internet as a driving force in commerce accelerated the growth of the IT industry. These advances, including more powerful and less expensive computer technology, fueled the transition from predominantly centralized mainframe computer systems to open and distributed computing environments and the advent of capabilities such as relational databases, imaging, software development productivity tools, and web-enabled software. These advances expand the benefits that users can derive from computer-based information systems and improve the price-to-performance ratios of such systems. As a result, an increasing number of companies are employing IT in new ways, often to gain competitive advantages in the marketplace, and IT services have become an essential component of many companies’ long-term growth strategies. The same advances that have enhanced the benefits of computer systems rendered the development and implementation of such systems increasingly complex, popularizing the partnering with IT service providers like us for application development, support and related services.

In the past 6 to 8 years, we have seen a significant change in the volume, velocity and variety of data due to emerging technologies in computing power and with the proliferation and use of smart phones. This has unleashed the potential of Big Data, a collection of data sets so large and complex that it becomes difficult to process using on-hand database management tools or traditional data processing applications. The amount of data in the world is growing fast. Traditional digital databases are challenged to capture, store, search, share, analyze, and visualize this data deluge. Companies are relentlessly innovating to satisfy the increasingly demanding 21st century customer who lives many lives at once – online, mobile, global, local, blurring the lines between work and play, spoilt for choice and hungry for meaning and connection. It is now essential for business and IT organizations to work hand-in-hand to truly leverage the potential of Big Data – deepen customer engagement, realize operational efficiencies and essentially institutionalize data driven decision making.

We endeavor to provide high-quality, value-based offerings in the areas of application value management, application development, integration, independent validation, infrastructure and information management and analytics services. We believe that our integrated service of Big Data technology, advanced analytics and data visualization empowers our clients to unlock the value of data to make better decisions.

Our clients consist primarily of Fortune 1000 companies and other large organizations. Our clients and prospective clients operate in a diverse range of industries and historically have been concentrated in the banking, financial services, insurance and healthcare industries. Our goal is to realize consistent growth and competitive advantage through the following strategic initiatives:

●

Expand Existing Client Market Share. We are endeavoring to expand our penetration and market share within our existing client base through client focused sales and marketing initiatives allowing us to offer existing clients a broad suite of technology and analytics services.

●

Expand Client Base. One of our goals is to expand our client base, particularly in the financial services sector. We are endeavoring to broaden the geography of our client base by offering services to many of our existing clients in their offices outside New York and New Jersey and using such contacts as a gateway into new geographies. During the second quarter of 2016, we began working with credit unions in Silicon Valley, California to transform their current systems to include data analytics and insights that will enhance the customer experience and modernize their legacy systems. We are also working with Terafina to implement an Omni Channel Sales and Service platform for the largest credit union in southeastern Washington state to help grow the credit union’s membership and enhance its relationships with its existing members.

●	Global Delivery. We are dedicated to providing a flexible delivery model to our clients, which allows for dynamically configurable “right shoring” of service delivery based on each client’s needs.

●	Operational Efficiency. We keep a tight rein on discretionary expenditures and selling, general and administrative expenses to enhance our competitiveness.

●

Merger with Zone Technologies, Inc. Through the merger with Zone Technologies, Inc., we intend to leverage our artificial intelligence capabilities and deep learning and analytics expertise to enable RedZone Maps, a fully functioning app available in the App Store, to further enhance and expand its crime mapping capabilities globally. We believe that integrating our technology with RedZone Maps will allow for a faster, more accurate and more precise mapping application. We intend to employ the latest tools to ingest crime data and to classify, normalize and unify the data as single source of truth (SSOT) to be analyzed using deep machine learning and artificial intelligence techniques to generate context related signals and draw insights.

Recent Developments

Sale of Senior Secured Convertible Notes

The Convertible Notes

On September 7, 2016 (the “Closing Date”), pursuant to a Securities Purchase Agreement (“SPA”) entered into by the Company, an institutional investor (the “Investor”, which is also the selling security holder) and Palladium Capital Advisors LLC (“Palladium”, and collectively with the Investor, the “Buyers”), the Company sold and issued Senior Secured Convertible Notes (the “Convertible Notes”) to the Buyers in the aggregate principal amount of $4,381,075 for consideration consisting of (i) a cash payment by the Investor in the amount of $1,000,000 together with a secured promissory note (the “Investor Note”) payable by the Investor to the Company in the principal amount of $3,000,000, and (ii) acceptance by Palladium Capital Advisors LLC (“Palladium”), the placement agent, of a Convertible Note, in the same form as the Convertible Note issued to the Investor, in the principal amount of $80,000 in lieu of payment by the Company of that amount of cash payable by the Company to Palladium as a placement agent commission (the “Note Financing”). In addition to issuing a Convertible Note, the Company issued a 5-year warrant to Palladium as partial payment for its placement agent services. The warrant allows Palladium to purchase 9,908 shares of the Company’s common stock at an exercise price of $9.36 per share.

Unless earlier converted or redeemed, the Convertible Notes mature 15 months from the date they were issued and bear interest at a rate of 6% per annum, subject to an increase to 12% during the first 30 days following the occurrence and continuance of an Event of Default, as defined in the Convertible Notes, and to 18% thereafter.

The Buyers may, at any time, elect to convert the Convertible Notes into shares of the Company’s common stock at the Conversion Price, subject to certain beneficial ownership limitations. The Conversion Price is $8.075. The Company may, with the consent of the Investor, reduce the then-current Conversion Price to any amount equal to or greater than the Floor Price ($4.00) for any period of time deemed appropriate by the Company’s Board of Directors.

The Buyers also have the right to convert the Convertible Notes into shares of the Company’s common stock at the Alternate Conversion Price, subject to certain beneficial ownership limitations. The Alternate Conversion Price is defined as the lowest of (i) the applicable Conversion Price as in effect on the applicable conversion date of the applicable Alternate Conversion, (ii) the greater of (I) the Floor Price ($4.00) and (II) 87% of the quotient of (x) the sum of the volume weighted average price of the Company’s common stock for each of the five consecutive trading days ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice, divided by (y) five.

The Company and HMNY Zone Loan LLC, the Company’s wholly-owned subsidiary, each entered into a Security and Pledge Agreement in favor of the Investor as Collateral Agent. Pursuant to the Security and Pledge Agreements, the Convertible Notes are secured by a perfected first priority security interest in the Company’s equity ownership interest in HMNY Zone Loan LLC and the Investor Note, and all of the assets of the HMNY Zone Loan LLC, subject to identified permitted liens.

HMNY Zone Loan LLC also provided a Guaranty to the Investor as Collateral Agent whereby HMNY Zone Loan LLC guarantees the punctual payment of all obligations that accrue after the commencement of any insolvency proceeding of the Company.

Under the terms of a Registration Rights Agreement with the Investor, the Company is required to register for resale the shares of common stock that are issuable upon conversion of the Convertible Notes, additional shares that could be used as payment of monthly interest plus an additional number of shares so that the total number of shares of common stock registered equals 125% of the sum of the maximum number of shares issuable upon conversion of the Convertible Notes. The Registration Rights Agreement requires the Company to file the registration statement within 30 days after the Closing Date and to have the registration statement declared effective 90 days after the Closing Date (or 120 days after the Closing Date if the registration statement is subject to review by the Securities and Exchange Commission). The Company is required to keep the registration statement effective (and the prospectus contained therein available for use) pursuant to Rule 415 for resales on a delayed or continuous basis at then-prevailing market prices at all times until the earlier of (i) the date as of which the holders of the Convertible Notes may sell all of the common stock issuable pursuant thereto without restriction pursuant to Rule 144 or (ii) the date on which all of the common stock covered by the registration statement shall have been sold.

The Investor Note

The Investor Note is payable in full on December 7, 2017. The Investor Note is secured by $3 million, in the aggregate, in cash, cash equivalents, any Group of Ten (“G10”) currency and any notes or other securities issued by any G10 country belonging to the Investor and provides for full recourse against the Investor in the event of a default from the failure of the Investor to pay the principal and interest when due or as a result of either a court entering a decree or order, or the Investor filing a petition or being the subject of an involuntary petition, under any applicable bankruptcy, insolvency or other similar law. The Company will receive the a payment of principal and interest upon each voluntary or mandatory prepayment of the Investor Note. An Investor may, at its option at any time after September 28, 2016, voluntarily prepay the Investor Note, in whole or in part. The Investor Note is also subject to mandatory prepayment, in whole or in part, upon the occurrence of one or more of the following mandatory prepayment events:

(1) Mandatory Prepayment upon Conversion of Convertible Note – At any time the Investor has converted $1,301,075 or more in principal amount of the Convertible Note, the Investor will be required to prepay the Investor Note, on a dollar-for-dollar basis, for each subsequent conversion of the Note.

(2) Mandatory Prepayment upon Mandatory Prepayment Notices – The Company may require the Investor to prepay the Investor Note by delivering a mandatory prepayment notice to the Investor, subject to (i) the satisfaction of the Equity Conditions, as defined in the Convertible Note, and (ii) the Investor’s receipt of a valid written notice by the Company electing to effect a mandatory conversion of Restricted Principal (defined as $3 million of the principal amount of the Convertible Notes), not in excess of the Maximum Mandatory Share Amount or the Maximum Mandatory Conversion Amount (each as defined below).

“Mandatory Conversion Date” means the third trading day following the delivery by the Company of a Mandatory Conversion Notice.

“Maximum Mandatory Share Amount” with respect to any Mandatory Conversion Date means 100% of the quotient of (x) the sum of the composite aggregate daily share trading volume of the common stock for each trading day during the 5 trading day period ending and including the trading day immediately prior to the applicable Mandatory Conversion Notice Date, divided by (y) 5.

Maximum Mandatory Conversion Amount” with respect to any Mandatory Conversion Date means the difference of (x) $500,000 less (y) the sum of each Conversion Amount, which is defined as the total of the principal amount, accrued and unpaid interest and late charges, if any, to be converted to the Company’s common stock, converted under the applicable Convertible Note during the 5 trading day period ending and including the applicable Mandatory Conversion Date.

The Investor Note also contains certain offset rights, which if executed, would reduce the amount outstanding under the Convertible Note and the Investor Note and the cash proceeds received by the Company. These offset rights are triggered by specific occurrences that could jeopardize the Investor’s investment and include the following:

(i)     Optional Offset Right: On or after October 1, 2016, if an Equity Conditions Failure, as defined in the Convertible Note, exists, the Investor is entitled to satisfy any principal owed pursuant to the Investor Note by cancelling an equal amount of principal owed by the Company under the Convertible Note.

(ii)     Event of Default Offset. The Investor may, at any time on or after the occurrence of any Event of Default under the Convertible Note, but prior to the date of cure thereof, satisfy all or any part of the principal due pursuant to the Investor Note by cancelling an equal amount of principal due pursuant to the Convertible Note. If the Event of Default results from a Bankruptcy Event, as defined in the Convertible Note, then the entire principal amount due pursuant to the Investor Note will be deemed to be automatically satisfied in full.

(iii)     Automatic Offset Upon Prohibited Transfer of the Investor Note. If for any reason the Investor Note or any interest in the Investor Note is pledged, assigned or transferred to any person other than the Company without the prior written consent of the Investor, including by contract, operation of law, court order or otherwise, then (x) all of the outstanding principal will be deemed satisfied in full, (y) 75% of the remaining Restricted Principal, as defined in the Convertible Note, will be automatically cancelled (with the remaining 25% of the Restricted Principal of the Convertible Note automatically becoming unrestricted principal thereunder) and (z) the Investor Note will be deemed to be paid in full and will be null and void.

Upon any of the foregoing offsets, any accrued and unpaid interest under the Investor Note shall be automatically cancelled with respect to the portion of the principal of the Investor Note being offset.

The Company, if it so chooses, is entitled to reduce the principal amount owed by the Investor pursuant to the Investor Note by any cash amount then due and payable by the Company to the Investor under the Convertible Note. This offset right allows the Company to satisfy any redemption amount or any other cash obligations then due and payable under the Convertible Note.

As indicated above, the Convertible Note also includes an offset right in favor of the Company. At any time no Equity Conditions Failure exists, the Company has the right to redeem all of the Conversion Amount then remaining under the Convertible Note in cash at a price equal to 110% of the Conversion Amount being redeemed. Any Restricted Principal may be offset and reduced on a dollar for dollar basis by the surrender for cancellation of the portion of the Investor Note equal to the amount of Restricted Principal included in the Company’s redemption.

The above does not purport to be a complete description of the Note Financing and is qualified in its entirety by reference to the full text of the documents which are attached as exhibits 10.1 through 10.9 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2016 and are incorporated by reference herein.

Potential Profit from Conversion of the Convertible Notes at the Option of the Selling Security Holder

The following table sets forth the potential profit to be realized upon conversion by the selling security holder of the Convertible Notes based on the Conversion Price on the Closing Date and the closing price of our common stock on the Closing Date:

Per share market price as of September 7, 2016	$10.00
Per share Conversion Price as of September 7, 2016	$8.075
Total shares underlying Convertible Notes based on Conversion Price	572,589	**
Aggregate market value of underlying shares based on per share market price as of September 7, 2016	$5,725,890
Aggregate Conversion Price of underlying shares	$4,623,656	**
Aggregate cash purchase price for the Convertible Notes	$4,000,000
Total premium to market price of underlying shares	24%

Alternate Right of Conversion: Number of Shares Issuable in Satisfaction of the Convertible Notes Based on Various Assumed Alternate Conversion Prices

Assumed Alternate Conversion Price*	Number of Shares Potentially Issuable**

Initial Conversion price ($8.075 per share)	572,589
$7.00 per share	660,522
$6.00 per share	770,609
$5.00 per share	924,731
$4.00 per share	1,155,914

*Assumes the Alternate Conversion Price remains the same throughout the entire installment payment period, which is unlikely to occur because the Alternate Conversion Price applicable to each installment payment will be based on the market price of our common stock prior to each such installment date.

**Based on the principal amount of $4,301,075 and interest in the amount of $322,581 accrued at the rate of 6% on the entire principal amount over a period of 15 months.

Payments to Selling Security Holder

In connection with the Convertible Notes, we are or may be required to make the following payments to the selling security holder:

Payee	Maximum Interest Payments (1)	Maximum Early Redemption Premiums (2)	Maximum Registration Penalties (3)	At Maturity (4)

Selling security holder	$322,581	$5,318,280	$214,862	$4,623,656

(1) Represents the maximum amount of interest payable by us to the selling security holder under the Convertible Notes assuming (a) that all installment payments of interest thereunder are timely made (beginning with the first installment payment being made on December 1, 2016) and that no installment payments are accelerated or deferred, (b) that no payments of interest will be made prior to the first installment date, (c) that the Convertible Notes are not otherwise converted prior to the maturity date, (d) that interest is paid in cash and (e) that no event of default thereunder occurs. The Convertible Notes have a term of 15 months.

(2) Represents the cash amount that would be payable by us if it were required to redeem the Convertible Notes as a result of an event of default or change of control assuming (a) that the applicable premium to be applied upon the event of default or change of control is 125%, (b) that the event of default or change of control occurs on Closing Date, and (c) that the required payments continue until December 7, 2017. The Convertible Notes bear interest at a rate of 6% per annum, subject to an increase to 12% during the first 30 days following the occurrence and continuance of an event of default and to 18% thereafter.

(3) Represents the maximum monetary penalties and interest that would be payable if we failed to timely file, obtain a declaration of effectiveness or maintain the effectiveness with respect to the registration statement required under the above-described Registration Rights Agreement. Assumes that (a) the monetary penalties accrue on September 7, 2016, (b) the monetary penalties continue to accrue until December 7, 2017, and (c) the monetary penalties will not be paid until December 7, 2017.

(4) The term of the Convertible Notes is 15 months. This number represents the maximum amounts payable in cash at maturity and assumes there is no redemption due to an event of default or change of control and that the Investor Note in the amount of $3 million is fully paid by the selling security holder to the Company prior to the time of maturity.

Net Proceeds from Private Offering of Convertible Notes

The following table sets forth the gross proceeds received from the private offering of the Convertible Notes and calculates the net proceeds thereof after deduction of the anticipated payments pursuant to the Convertible Notes and related documents. The gross and net proceeds are presented as if the Investor Note has been fully paid, thereby turning the Restricted Principal of the $3 million Convertible Note into unrestricted Principal that may be converted into shares of common stock or that is otherwise payable to the Investor upon maturity of the $3 million Convertible Note. The net proceeds do not include the payment of any contingent payments, such as liquidated damages or repayment premiums in the case of default or a change of control. The net proceeds assumes that all interest and principal will be paid in cash and that all 5 interest payments are timely made (beginning with the first interest payment on December 1, 2016), notwithstanding that we may pay (and are expected to pay) interest and principal in shares of our common stock under specified circumstances. The interest amount reflected below assumes that all 5 installment payments are made when due without any event of default, and the table assumes that none of the Convertible Notes are converted prior to maturity. Based on the foregoing assumptions, the net proceeds represent approximately 88% of the gross proceeds.

Gross proceeds (including payment of the placement agent fees)	$4,000,000
Approximate aggregate interest payments	$328,581
Approximate transaction costs paid in cash	$150,000
Net proceeds	$3,521,419

Comparison of Issuer Proceeds to Potential Investor Profit

The following table summarizes the potential proceeds we will receive pursuant to the Convertible Notes. The gross and net proceeds are presented as if the Investor Note has been fully paid, thereby turning the Restricted Principal of the $3 million Convertible Note into unrestricted Principal that may be converted into shares of common stock or that is otherwise payable to the Investor upon maturity of the $3 million Convertible Note. For purposes of this table, we have assumed that the Convertible Notes will be held by the selling security holder through the maturity date and converted at the Alternate Conversion Price floor of $4.00 per share.

Amount of Convertible Notes issued to the selling security holder	$4,301,075
Total gross proceeds payable to us (1)	$4,000,000
Payments that have been made or may be required to be made by us until maturity (2)	$322,581
Net proceeds to us assuming maximum payments made by us (without deduction for transaction costs) (3)	$3,677,419
Total possible profit to the selling security holder (4)	$601,075
Percentage of payments and profit over net proceeds (5)	25%

(1) Gross proceeds payable to us on the sale of the Convertible Notes to the selling security holder in the amount of $4,301,075.

(2) Total possible payments (excluding repayment of principal) payable by us to the selling security holder assuming the Convertible Notes remain outstanding until the maturity date and that interest is paid in cash. Assumes that no liquidated damages are incurred and that no redemption premium on the Convertible Notes will be applicable.

(3) Total net proceeds to us calculated by subtracting the amount in line 2 from the amount in line 3.

(4) This number represents the total possible profit to the selling security holder based on a market price of $4.52 per share and conversion in full of the entire principal amount and accrued interest of the Convertible Notes, assuming the Convertible Notes are outstanding until maturity, at the Alternate Conversion Price floor of $4.00, representing a 13% discount to the market price.

(5) Percentage of the total possible payments to the selling security holder as calculated in line 3 plus profit calculated in line 5 compared to the net proceeds disclosed in line 4.

Other Information

As of the date of this prospectus, we do not believe that we will have the financial ability to make all payments on the Convertible Notes in cash when due. Accordingly, we intend, as of the date of this prospectus, to make such payments in shares of our common stock to the greatest extent possible.

The selling security holder has advised us that it may enter into short sales in the ordinary course of its business of investing and trading securities. The selling security holder has agreed in the SPA that, so long as the selling security holder holds any Convertible Note, during certain periods designated in the SPA the selling security holder will not maintain a “short position” in our common stock.

We have not had any material relationships or arrangements with the selling security holder, its affiliates, or any person with whom the selling security holder has a contractual relationship regarding the private offering (or any predecessors of those persons).

The selling security holder has not been involved in a transaction with us prior to the September 7, 2016 purchase by the selling security holder of the Convertible Notes.

Controlled Company

Helios and Matheson Information Technology Ltd. is an information technology services organization with corporate headquarters in Chennai, India and the beneficial owner of approximately 75% of our outstanding common stock. Our Board of Directors has determined that we meet the definition of a “controlled company” as defined by Rule 5615(c) of the Nasdaq Listing Rules. A “controlled company” is defined in Rule 5615(c) as a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company. Certain Nasdaq requirements do not apply to a “controlled company”, including requirements that: (i) a majority of its Board of Directors must be comprised of “independent” directors as defined in Nasdaq’s rules; and (ii) the compensation of officers and the nomination of directors be determined in accordance with specific rules, generally requiring determinations by committees comprised solely of independent directors or in meetings at which only the independent directors are present.

Corporate Information

Our executive offices are located at The Empire State Building, 350 Fifth Avenue, New York, New York 10118, and our telephone number is (212) 979-8228. Additional information about us is available on our website at www.hmny.com. The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this prospectus. Our common stock, par value $0.01 per share, is currently traded on The Nasdaq Capital Market under the ticker symbol “HMNY”.

For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. Please see the risk factors set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K and Part II, Item 1A of our most recent Quarterly Report on Form 10-Q and other filings we make with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the offered shares by the selling security holder.

SELLING SECURITY HOLDER

The shares of common stock being offered by the selling security holder are those issuable to the selling security holder upon conversion of the Convertible Notes. We are registering the shares of common stock in order to permit the selling security holder to offer the shares for resale from time to time. Except for the ownership of the Convertible Notes, the selling security holder has not had any material relationship with us within the past three years.

The table below lists information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the selling security holder.

The second column lists the number of shares of common stock beneficially owned by the selling security holder as of October 14, 2016, based on the ownership of shares of common stock and assuming conversion of the Convertible Notes held by the selling security holder on that date, but taking account of any limitations on conversion set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling security holder and does not take in account any limitations on conversion of the Convertible Notes set forth therein.

In accordance with the terms of a Registration Rights Agreement with the selling security holder, this prospectus generally covers the resale of, as of any given date, the sum of 125% of the maximum number of shares of common stock then issuable upon conversion of the Convertible Notes issued to the selling security holder, including conversion of interest on the Convertible Notes through the fifteen month anniversary of the date of issuance, assuming the principal of the Convertible Notes (including interest on the Convertible Notes through the fifteen month anniversary of the date of issuance) is converted in full (without regard to any limitations on conversion contained therein solely for the purpose of such calculation) at a conversion price equal to 50% of the conversion price of the Convertible Notes in effect on such given date and that the interest of the Convertible Notes is converted at the interest conversion price. Because the Mandatory Conversion Price of the Convertible Notes may differ from the Conversion Price in effect on such given date, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

The fourth column assumes the sale of all of the shares offered by the selling security holder pursuant to this prospectus.

Under the terms of the Convertible Notes, the selling security holder may not convert the Convertible Notes to the extent (but only to the extent) the selling security holder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed (i) 9.99% of the outstanding shares of the Company or (ii) the selling security holder’s pro rata portion of the aggregate number of shares of common stock which we may issue upon conversion of the Convertible Notes, as appropriate, or otherwise pursuant to the terms of the Convertible Notes without breaching our obligations under the rules or regulations of The Nasdaq Stock Market. The number of shares in the second column reflects these limitations. The selling security holder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Security Holder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock of Owned After Offering

Hudson Bay Master Fund Ltd (1)	232,811	(2)	1,432,410	--

(1) Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(2) The Convertible Notes include a beneficial ownership limitation of 9.99% and the number of shares reported in this column reflects the beneficial ownership limitation. However, pursuant to the Convertible Notes, if the selling security holder were to convert in full the aggregate principal amount of the Convertible Notes ($4,301,075) plus accrued interest at 6% per annum for 15 months ($322,581) at the alternate right of conversion floor price of $4.00 per share, without regard to the beneficial ownership limitations in the Convertible Notes, the selling security holder would receive a total of 1,155,914 shares of our common stock.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the Convertible Notes to permit the resale of these shares of common stock by the holder of the Convertible Notes from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling security holder may sell all or a portion of the shares of common stock held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling security holder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the registration statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling security holder may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling security holder may transfer the shares of common stock by other means not described in this prospectus. If the selling security holder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling security holder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling security holder may pledge or grant a security interest in some or all of the Convertible Notes or shares of common stock owned by it and, if it defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling security holder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling security holder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling security holder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be $60,000, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling security holder will pay all underwriting discounts and selling commissions, if any.

We will indemnify the selling security holder against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement or the selling security holder will be entitled to contribution. We may be indemnified by the selling security holder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the related Registration Rights Agreement or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Mitchell Silberberg & Knupp LLP, 11377 W. Olympic Boulevard, Los Angeles, California.

EXPERTS

Rosenberg Rich Baker Berman & Company, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement in which this prospectus is included. Our consolidated financial statements for the year ended December 31, 2015 are incorporated by reference in reliance on Rosenberg Rich Baker Berman & Company’s report, given on their authority as experts in accounting and auditing. Mercadien, P.C., Certified Public Accountants, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement in which this prospectus is included. Our consolidated financial statements for the year ended December 31, 2014 are incorporated by reference in reliance on Mercadien, P.C.’s report, given on their authority as experts in accounting and auditing. EisnerAmper LLP, independent registered public accounting firm, has audited the financial statements of Zone Technologies, Inc. for the year ended December 31, 2015, included in our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 20, 2016, as set forth in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement in which this prospectus is included. The financial statements of Zone Technologies, Inc. for the year ended December 31, 2015 are incorporated by reference in reliance on EisnerAmper LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.hmny.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC and applicable law permits us to “incorporate by reference” into this prospectus information that we have or may in the future file with or furnish to the SEC. This means that we can disclose important information by referring you to those documents. You should read carefully the information incorporated herein by reference because it is an important part of this prospectus. We hereby incorporate by reference the following documents into this prospectus:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on March 28, 2016;

●	Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on April 29, 2016;

●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, as filed with the SEC on May 16, 2016 and August 15, 2016, respectively;

●

Our Current Reports on Form 8-K filed with the SEC on March 4, 2016, March 10, 2016, April 6, 2016, May 25, 2016, June 6, 2016 (other than the portions of such filings that were furnished rather than filed), July 12, 2016 (other than the portions of the filing that were furnished rather than filed), as amended on September 20, 2016, July 20, 2016, July 26, 2016 (other than the portions of the filing that were furnished rather than filed), August 31, 2016, September 8, 2016 and September 22, 2016.

●	The description of our common stock included in our Current Report on Form 8-K filed with the SEC on July 12, 2016.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K), after the date of this prospectus and before the termination or completion of this offering (including all such documents filed with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to Helios and Matheson Analytics Inc., Attn: Chief Executive Officer, The Empire State Building, 350 Fifth Avenue, New York, New York 10118, telephone number is (212) 979-8228.

Disclosure of Commission Position on Indemnification

for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution.

The following statement sets forth the expenses and costs expected to be incurred by Helios and Matheson Analytics Inc. in connection with the distribution of its securities being registered in this registration statement. All amounts other than the SEC registration fee are estimates.

SEC registration fee		$1,187.13
Transfer agent’s fees and expenses	$	*1,500.00
Legal fees and expenses	$	*50,000.00
Accounting fees and expenses	$	*5,500.00

Total	$	*58,187.13

*Estimated.

Item 15. Indemnification of Officers and Directors.

Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the General Corporation Law of the State of Delaware. Our certificate of incorporation states that this right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of the certificate of incorporation. The right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and will inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by the certification of incorporation will not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions. Furthermore, we entered into indemnification agreements with our former officers and directors and we intend to enter into these agreements with our current officers and directors. These agreements require us to indemnify the signatories thereto (the “Indemnified Party”) from any expenses, as defined in the agreement, incurred as a result of any threatened, pending or completed action, suit, investigation or proceeding, and any appeal thereof, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, and/or any inquiry or investigation, in which the Indemnified Party may be or may have been involved as a party or otherwise, by reason of the fact that the Indemnified Party is or was a director or officer of the Company. The indemnification agreements also permit us to advance expenses to an Indemnified Party, subject to an undertaking from the Indemnified Party that he or she will repay the expenses if it is ultimately determined that he or she was not entitled to indemnification.

Article Tenth of our certificate of incorporation provides that, to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the Delaware General Corporation Law, none of our directors shall be liable to us or to any of our stockholders for monetary damages for breach of fiduciary duty as a director. Article Tenth does not eliminate the liability of the director (i) for any breach of the director’s duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The term “damages” shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise, or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as our director shall be deemed to be doing so in reliance on the provisions of Article Tenth, and neither the amendment or repeal of this provision in the certificate of incorporation, nor the adoption of any provision of the certificate of incorporation inconsistent with Article Tenth, shall apply to or have any effect on the liability or alleged liability of any director or the Company for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article Tenth are cumulative and are in addition to, and independent of, any and all other limitations of the liabilities of our directors, whether such limitations or eliminations arise under or are created by any law, rule, regulations, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

Item 16.     Exhibits.

a) Exhibits.

Exhibit No.	Description of Document
2.1	Agreement and Plan of Merger among the registrant, Zone Acquisition, Inc. and Zone Technologies, Inc. (1)
2.1.1	Waiver and First Amendment to Agreement and Plan of Merger (2)
2.1.2	Acknowledgment of Satisfaction of Condition and Second Amendment to Agreement and Plan of Merger (3)
3.1	Certificate of Incorporation of Helios and Matheson Analytics Inc. (4)
3.2	Form of Certificate of Amendment to Certificate of Incorporation of Helios and Matheson Analytics Inc. (5)
3.3	Form of Certificate of Amendment to Certificate of Incorporation of Helios and Matheson Analytics Inc. (6)
3.4	Form of Certificate of Amendment to Certificate of Incorporation of Helios and Matheson Analytics Inc. (7)
3.5	Bylaws of Helios and Matheson Analytics Inc. (4)
4.1	Form of common stock certificate (4)
5.1	Opinion of Mitchell Silberberg & Knupp LLP**
23.1	Consent of Rosenberg Rich Baker Berman & Company**
23.2	Consent of Mercadien, P.C.**
23.3	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1)**
23.4	Consent of EisnerAmper LLP**+
24.1	Power of Attorney**

**	Previously filed.
+	The report of EisnerAmper LLP has been incorporated into this registration statement by reference from the Company’s Current Report on Form 8-K/A filed on September 20, 2016.
(1)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed on July 12, 2016 and incorporated by reference hereto.

(2)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed on August 31, 2016 and incorporated by reference hereto.
(3)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed on September 22, 2016 and incorporated by reference hereto.
(4)	Previously filed as an exhibit to the Company’s Form 10-K filed on March 31, 2010 and incorporated by reference hereto.
(5)	Previously filed as an exhibit to the Company’s Form 10-Q filed on May 13, 2011 and incorporated by reference hereto.
(6)	Previously filed as an exhibit to the Company’s Form 10-Q filed on August 15, 2011 and incorporated by reference hereto.
(7)	Previously filed as Appendix A to the Company’s definitive Proxy Statement on Schedule 14A filed on April 22, 2013 and incorporated by reference hereto.

Item 17.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however , that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 14, 2016.

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Parthasarathy Krishnan
Parthasarathy Krishnan
Chief Executive Officer, (Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Parthasarathy Krishnan Parthasarathy Krishnan	Chief Executive Officer (Principal Executive Officer), Interim Chief Financial Officer and Director	October 14, 2016

/s/ Namakkal Sambamurthy Namakkal Sambamurthy	Director	October 14, 2016

/s/ Prathap Singh Prathap Singh	Director	October 14, 2016

*By:/s/ Parthasarathy Krishnan
Parthasarathy Krishnan, Attorney-in-Fact